RESTATED INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made this 4th day of June, 2010 by and between the E.I.I. REALTY SECURITIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of each of its series (each a “Fund” collectively the “Funds”) set forth in Schedule A attached hereto, and E.I.I. REALTY SECURITIES, INC., a Delaware corporation (the “Investment Adviser”).  This Agreement restates the agreement first executed between the Trust and the Investment Adviser on June 4, 1998, and includes non-material conforming changes to include each of the Funds.

W I T N E S S E T H
WHEREAS, the Trust is registered as an open-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations promulgated thereunder; and

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and engages in the business of acting as an investment adviser; and

WHEREAS, the Trust and the Investment Adviser desire to enter into an agreement to provide for the management of the assets of the Funds on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.  Management.  The Investment Adviser shall act as investment adviser for the Fund and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Fund’s assets, subject at all times to the policies and control of the Trust’s Board of Trustees. The Investment Adviser shall give the Funds the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser.

2.  Duties of Investment Advisor.  In carrying out its obligation under paragraph 1 hereof, the Investment Adviser shall:

(a)  provide the Board of Trustees of the Trust on a regular basis with financial reports and analyses on each Fund’s operations and the operations of comparable investment companies;
(b)  obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds, and whether concerning the individual issuers whose securities are included in each Fund or the activities in which they engage, or with respect to securities which the Investment Adviser considers desirable for inclusion in each Fund;

(c)  determine what issuers and securities shall be represented in each Fund’s portfolio and regularly report them to the Board of Trustees of the Trust;
(d)  formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees of the Trust; and
(e)  take, on behalf of each Fund, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

3.  Broker-Dealer Relationships.  The Investment Adviser is responsible for decisions to buy and sell securities for each Fund, broker-dealer selection, and negotiation of brokerage commission rates.  The Investment Adviser’s primary consideration in effecting a security transaction will be execution at a price that is reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions, including similar securities being purchased or sold on a securities exchange during a comparable period of time.

In selecting a broker-dealer to execute each particular transaction, the Investment Adviser will take the following into consideration:  the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.  Subject to such policies and procedures as the Board of Trustees may determine, the Investment Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Adviser for the Fund’s use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Fund.  The Investment Adviser is further authorized to allocate the orders placed by it on behalf of each Fund to such brokers and dealers who also provide research or statistical material, or other services to each Fund or the Investment Adviser for each Fund’s use.  Such allocation shall be in such amounts and proportions as the Investment Adviser shall determine and the Investment Adviser will report on said allocations regularly to the Board of Trustees of the Trust indicating the brokers to whom such allocations have been made and the basis therefore.

4.  Control by Board of Trustees.  Any investment program undertaken by the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Investment Adviser on behalf of each Fund pursuant thereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

5.  Compliance with Applicable Requirements.  In carrying out its obligations under this Agreement, the Investment Adviser shall at all times conform to:

(a)  all applicable provisions of the Investment Company Act and the Investment Advisers Act and any rules and regulations adopted thereunder as amended; and
(b)  the provisions of the Registration Statements of each Fund under the Securities Act of 1933, as amended, and the Investment Company Act; and
(c)  the provisions of the Agreement and Declaration of Trust of the Trust, as amended; and
(d)  the provisions of the By-laws of the Trust, as amended; and
(e)  any other applicable provisions of state and federal law.

6.  Expenses.  The expenses connected with each Fund shall be allocable between the Fund and the Investment Adviser as follows:

(a)  The Investment Adviser shall bear the expenses connected with carrying out its obligations under this Agreement.
(b)  The Investment Adviser shall further maintain, at its expense and without cost to each Fund, a trading function in order to carry out its obligations under subparagraph (e) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for each Fund.
(c)  Nothing in subparagraph (a) hereof shall be construed to require the Investment Adviser to bear:
(i)         any of the costs (including applicable office space, facilities and equipment) of the services of a principal financial officer of a Fund whose normal duties consist of maintaining the financial accounts and books and records of the Fund; including the reviewing of calculations of net asset value and preparing tax returns; or
(ii)         any of the costs (including applicable office space, facilities and equipment) of the services of any of the personnel operating under the direction of such principal financial officer.  Notwithstanding the obligation of each Fund to bear the expense of the functions referred to in clauses (i) and (ii) of this subparagraph (c), the Investment Adviser may pay the salaries, including any applicable employment or payroll taxes and other salary costs, of the principal financial officer and other personnel carrying out such functions and each Fund shall reimburse the Investment Adviser therefore upon proper accounting.
(d)  All of the ordinary business expenses incurred in the operations of each Fund and the offering of shares shall be borne by each Fund unless specifically provided otherwise in this paragraph 6.  These expenses include but are not limited to brokerage commissions, legal, auditing, taxes or governmental fees, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, insurance premiums on property or personnel (including officers and trustees if available) of each Fund which inure to their benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by each Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.

7.  Delegation of Responsibilities.  The Investment Adviser, with the consent of the Board of Trustees, may delegate the performance of certain investment advisory services to a subadviser as permitted under the Investment Company Act.

8.  Compensation.  Each Fund shall pay the Investment Adviser in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly, as set forth in Schedule A hereto, which shall be based upon each Fund’s average daily net assets.  The average daily net asset value of the Funds shall be determined in the manner set forth in the Registration Statement of each Fund.

9.  Name.  Each Fund hereby acknowledges that any and all rights in or to the name “E.I.I.” which exist on the date of this Agreement or which may arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Investment Adviser; that the Investment Adviser may assign any or all of such rights to another party or to parties without the consent of the Fund; and that the Investment Adviser may permit other parties, including other investment companies, to use the term “E.I.I.” in their names.  If the Investment Adviser, or its assignee as the case may be, ceases to serve as an adviser to the Fund, the Fund hereby agrees to take promptly any and all actions which are necessary or desirable to change its name and the name of the Fund so as to delete the term “E.I.I.”.

10.  Non-Exclusivity.  The services of the Investment Adviser to each Fund are not to be deemed to be exclusive, and the Investment Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.  It is understood and agreed that officers of the Investment Adviser may serve as officers or trustees of the Trust, and that officers or trustees of the Trust may serve as officers of the Investment Adviser to the extent permitted by law; and that the officers of the Investment Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners or officers of any other firm or corporation, including other investment companies.

11.  Term and Approval.  This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect from year to year, provided that such continuance is specifically approved at least annually:

(a) (i) by the Trust’s Board of Trustees or (ii) by the vote of a majority of each Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act); and

(b) (i)  by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

12.  Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trust’s Board of Trustees or by vote of a majority of the Fund’s outstanding voting securities, or by the Investment Adviser, on sixty (60) days’ written notice to the other party.  The notice provided for herein may be waived by either party.  This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

13.  Liability of Investment Adviser and Indemnification.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Adviser or any of its officers, directors or employees, it shall not be subject to liability to the Fund or to any shareholder of the Fund for any omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

14.  Liability of Trustees and Shareholders.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The State of Delaware, and notice is hereby given that this instrument is executed on behalf of the trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Trust.

15.  Notices.  Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Trust and that of the Investment Adviser shall be 717 Fifth Avenue, New York, New York 10022.

16.  Questions of Interpretation.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

E.I.I. REALTY SECURITIES TRUST

By: /s/ Richard J. Adler
RICHARD J. ADLER
Title: President

E.I.I. REALTY SECURITIES, INC.

By: /s/ Richard J. Adler
RICHARD J. ADLER
Title: Managing Director

Schedule A

to the Restated Investment Advisory Agreement dated June 4, 2010 between
E.I.I. REALTY SECURITIES TRUST (the “Trust”) and E.I.I. REALTY SECURITIES, INC. (the “Investment Adviser”)

Name of each Fund                                                                           Fee*
E.I.I. Realty Securities Fund                                                            0.75%
E.I.I. International Property Fund                                                   0.75%
E.I.I. Global Property Fund                                                              0.75%

* The Adviser has the right but not the obligation to voluntarily waive or defer a portion of this advisory fee from time to time.

The Trust and the Investment Adviser hereby agree that that the Restated Investment Advisory Agreement shall continue from year to year so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Trust, no later than June 5 of each year, such continuance becoming effective June 5 of that year.

Agreed and accepted this 5th day of June 2010:

E.I.I. REALTY SECURITIES TRUST

By: /s/ Richard J. Adler
RICHARD J. ADLER
Title: President

E.I.I. REALTY SECURITIES, INC.

By: /s/ Richard J. Adler
RICHARD J. ADLER
Title: Managing Director